FOR IMMEDIATE RELEASE                            www.fairchildsemi.com
JULY 17, 2003

                                                 Investor Relations:
                                                 Dan Janson
                                                 207-775-4605
                                                 investor@fairchildsemi.com

                                                 Corporate Communications:
                                                 Fran Harrison
                                                 207-775-8576
                                                 fran.harrison@fairchildsemi.com

                                                 Public Relations Firm:
                                                 Barbara Ewen
                                                 CHEN PR
                                                 781-466-8282
                                                 bewen@chenpr.com

NEWS RELEASE

FAIRCHILD SEMICONDUCTOR REPORTS SECOND QUARTER RESULTS

      - Restructuring and Debt Refinancing Expected to Generate Annualized Pretax Savings of $53 - 58 million

      -     Positive Operating Cash Flow for 19th Consecutive Quarter

      - Sales from Power Analog and Power Discrete Products Grow to 70% of Total Revenue

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of high performance products that optimize power in multiple end markets, today reported results for the second quarter ended June 29, 2003. Second quarter sales were $347.1 million, down slightly from the previous quarter and down 3.7% from second quarter 2002.

Fairchild reported a net loss in the quarter of $63.8 million, or $0.54 per share, compared to a net loss of $13.0 million, or $0.12 per share in the second quarter of 2002. Included in the second quarter 2003 results are pretax charges for restructuring, impairments and debt refinancing totaling $77.0 million.

On a pro forma basis, which excludes amortization of acquisition-related intangibles, restructuring and impairments and other items, Fairchild reported second quarter net income of $3.8 million, or $0.03 per diluted share, compared to pro forma net income of $7.5 million, or $0.07 per diluted share in the second quarter of 2002.

"We are executing significant restructuring and debt refinancing initiatives to lower our costs from the second quarter baseline," said Kirk Pond, Fairchild chairman, president and chief executive officer. "We expect these steps to generate pretax savings of roughly $53 - 58 million annually. We expect to realize the impact of these savings starting in the third and fourth quarters of 2003 with the full benefit realized in the first half of 2004."

"In the second quarter, we adapted well and executed effectively to meet our sales goals despite the SARS impact on demand in Asia and especially in China, our fastest growing market, as well as continued pricing pressure. This demand slowdown was widely discussed by many electronics manufacturers and addressed in our mid-quarter guidance. There is still some excess inventory in the Asian distribution channel and we expect this will have some impact on the third quarter 2003.

We are encouraged by stronger bookings activity in early July and we currently believe the SARS impact on demand to be a short term issue."

Underscoring continued momentum for Fairchild's strategic focus on power markets, Pond continued. "The power market we address has grown more than four times the rate of the overall semiconductor industry during the last five years and is forecasted by WSTS to continue to significantly outpace the market. During these five years Fairchild has expanded its power business over fifteen fold, from less than 10% to 70% of our total revenues. Notably, we're now the top supplier of power discrete worldwide and have climbed to the number two market share position in power analog according to the latest Gartner data for 2002. In order to focus even more effectively on this fast-growing segment of our business we're restructuring operations and reducing our costs and investment in non-core businesses. This will free additional resources, improve our overall cost structure, reduce our capital spending needs, and demonstrates our commitment to strengthening our position as the market leader in the power semiconductor business."

MAJOR RESTRUCTURING PLANS TO REINFORCE POWER LEADERSHIP

Fairchild also announced today a restructuring primarily focused on consolidating manufacturing and reducing costs in non-core, non-power businesses. These restructuring activities involve primarily the closure or sale of the Kuala Lumpur, Malaysia, Wuxi, China and Loveland, Colorado manufacturing sites; exit from the Non-Volatile Memory and Hybrid businesses; consolidation of fab lines and phase out of the 4" fab in South Portland, Maine; and additional workforce reductions in non-core businesses. The total cost of these actions, including the remaining charges for the previously announced closure of the Mountaintop 6" fab, is expected to be approximately $70 million, of which $53.6 million is included in the second quarter results. The remaining charges are expected to be taken over the next few quarters.

"We are restructuring the business to tighten our focus on the power markets," explained Hans Wildenberg, Fairchild's executive vice president and chief operating officer. "These actions allow us to consolidate our presence in Malaysia, optimize our Optoelectronics business and will significantly reduce costs and increase our emphasis on our core power business. These manufacturing consolidations show that we are transitioning the company to be a power analog and power discrete business with a decreasing presence in non-core markets."

"In addition to the restructuring activities, our new Suzhou, China assembly and test facility began shipping production this month which we expect to also improve our cost structure beginning later this year," stated Wildenberg. "After initial ramp up costs in third quarter we expect to see more significant savings starting in the fourth quarter 2003 and continuing through 2004 and beyond. Also, the closure of the Mountaintop, Pennsylvania 6" fab is running ahead of schedule and will now be completed by mid-fourth quarter this year."

END MARKETS AND DESIGN WINS

"In our major market segments, orders from automotive, game consoles and portable power adapters were particularly strong," said Wildenberg. "Bookings from computing including notebooks, desktops, and storage as well as televisions were down sequentially. In our distribution channels, currently accounting for approximately 65% of our total sales, inventories increased to about 15 weeks driven almost exclusively by a two week increase in our Asian channel."

"We also continue to win key designs at major customers in our focus power applications," stated Wildenberg. "Our power solutions for the VRM10 specification desktop and server designs are winning new business opportunities at a major PC manufacturer. This new power supply controller combined with our industry leading drivers and MOSFETS comprise a complete power management solution capable of handling the most demanding microprocessor power requirements. We continue to win new business with our IGBT products in ignition control and induction heating applications. Our IGBT business is up 20% from last quarter on the strength of design wins at several major European customers such as Visteon, Siemens , and Bosch. We also won new designs at a number of major consumer electronics customers with our analog power switch products which integrate MOSFET and analog power controllers into a single solution. Fairchild is generating many exciting new products and now offer more complete power solutions to customers than ever before."

SECOND QUARTER FINANCIALS AND DEBT REFINANCING

"In the second quarter we maintained our focus on cost control, cash generation, and balance sheet management," said Matt Towse, Fairchild's senior vice president and chief financial officer. "We again generated positive operating cash flow, cut operating expenses by 3%, and used the proceeds from our new credit facility to refinance existing debt which we expect will save us more than $18 million annually in interest expense. We remain committed to our long term strategy of de-levering our balance sheet and this refinancing represents another significant step forward."

Also included in the second quarter results are charges of $23.4 million associated with the previously announced write-off of the financing charges for the previous credit facility, the call premium for redeeming the company's 10 3/8% senior subordinated notes, and other related costs.

THIRD QUARTER GUIDANCE

"Historically, the third quarter is seasonally down and we expect similar softness this year with revenues to be 4 - 6% lower than the second quarter," said Towse. "Our entering backlog for the third quarter was down more than 10% from a quarter ago and at slightly lower margins, due mostly to cancellations and slower order rates as the SARS-related inventory build is being worked off. Overall, we expect the cost cuts associated with our restructuring plans will help keep operating margins in the range of flat to down 100 basis points in the third quarter. Net interest expense should drop to about $16 million in the third quarter. We believe a tighter focus on our core power business will enable us to lower our capital budget to 8 - 10% of revenue going forward."

"Beyond the third quarter, we expect to grow at or above the power market growth rate driven by the strength of our new products and a leaner, even more focused organization," said Towse. "Combining our savings from refinancing with our restructuring cost reductions we expect to generate pretax savings of $53 - 58 million in 2004. We plan to build on our success in the power market and continue to strengthen our balance sheet."

This press release is accompanied by pro forma statements of operations (which exclude expenses for amortization of intangibles, restructuring, impairments and other items), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other items), and a reconciliation from pro forma to GAAP results.

SPECIAL NOTE ON FORWARD LOOKING STATEMENTS:

The statements in the third quarter guidance section above are forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors' actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com or the SEC's web site at www.sec.gov.

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                       PRO FORMA STATEMENTS OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                         Three Months Ended          Six Months Ended
                                                      -------------------------  -------------------------
                                                       June 29,      June 30,     June 29,      June 30,
                                                         2003          2002         2003          2002
                                                      -----------   -----------  -----------   -----------
Total revenue                                         $    348.1    $    360.5        701.4         697.4

Operating expenses:
              Cost of sales                                272.0         264.1        545.6         521.4
              Research and development                      18.8          21.8         37.9          42.5
              Selling, general and administrative           37.5          37.6         76.7          72.1
                                                      ----------    ----------   ----------    ----------
                    Total operating expenses               328.3         323.5        660.2         636.0
                                                      ----------    ----------   ----------    ----------

Operating income                                            19.8          37.0         41.2          61.4
Interest expense, net                                       19.5          25.5         37.9          51.6
                                                      ----------    ----------   ----------    ----------
Income before income taxes                                   0.3          11.5          3.3           9.8
Provision (benefit) for income taxes                        (3.5)          4.0         (5.0)          3.4
                                                      ----------    ----------   ----------    ----------
Pro forma net income                                  $      3.8    $      7.5   $      8.3    $      6.4
                                                      ==========    ==========   ==========    ==========

Pro forma net income per common share:
              Basic                                   $     0.03    $     0.07   $     0.07    $     0.06
                                                      ==========    ==========   ==========    ==========
              Diluted                                 $     0.03    $     0.07   $     0.07    $     0.06
                                                      ==========    ==========   ==========    ==========
Weighted average common shares:
              Basic                                        117.3         106.9        117.3         103.7
                                                      ==========    ==========   ==========    ==========
              Diluted (1)                                  118.5         112.9        118.0         109.6
                                                      ==========    ==========   ==========    ==========

Pro forma statements of operations are intended to present the Company's operating results, excluding special items described below, for the periods presented.

Pro forma net income and pro forma operating income are presented because we use them as additional measures of our operating performance. EBITDA, pro forma net income, and pro forma operating income should not be considered as alternatives to net income, operating income, or other consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

During the six months ended June 29, 2003 and June 30, 2002 the special items included restructuring and impairments, purchased in-process research and development, distributor sales reserves recorded in connection with restructuring, a gain on sale of space and defense product line, inventory charges associated with restructuring and amortization of acquisition-related intangibles.

(1) Diluted pro forma net income per common share is calculated using weighted average common shares that take into consideration the dilutive effect of stock options, which are anti-dilutive in the calculation of net loss per common share.

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
               RECONCILIATION OF NET LOSS TO PRO FORMA NET INCOME
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                                                     Three Months Ended         Six Months Ended
                                                                   -----------------------   -----------------------
                                                                    June 29,     June 30,     June 29,     June 30,
                                                                      2003         2002         2003         2002
                                                                   ----------   ----------   ----------   ----------
Net loss                                                           $   (63.8)   $   (13.0)   $   (81.4)   $   (10.3)
Adjustments to reconcile net loss
   to pro forma net income:
     Restructuring and impairments                                      49.7           --         60.1          3.6
     Distributor sales reserves associated with restructuring            1.0           --          3.2           --
     Inventory charge associated with restructuring                      2.9           --          2.9           --
     Costs associated with the redemption of 10 3/8 % Notes             23.4           --         23.4           --
     Costs associated with the redemption of the 10 1/8% Notes            --         22.1           --         22.1
     Purchased in-process research and development                        --           --           --          1.7
     Gain on sale of space and defense product line                       --           --           --        (20.5)
     Amortization of acquisition-related intangibles                     7.9          9.5         17.4         18.8
     Associated tax effects                                            (17.3)       (11.1)       (17.3)        (9.0)
                                                                   ---------    ---------    ---------    ---------
Pro forma net income                                               $     3.8    $     7.5    $     8.3    $     6.4
                                                                   ---------    ---------    ---------    ---------

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                            STATEMENTS OF OPERATIONS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                     Three Months Ended           Six Months Ended
                                                                  -------------------------   -------------------------
                                                                   June 29,      June 30,      June 29,      June 30,
                                                                     2003          2002          2003          2002
                                                                  -----------   -----------   -----------   -----------
Total revenue                                                     $    347.1    $    360.5         698.2         697.4

Operating expenses:
              Cost of sales                                            274.9         264.1         548.5         521.4
              Research and development                                  18.8          21.8          37.9          42.5
              Selling, general and administrative                       37.5          37.6          76.7          72.1
              Amortization of acquisition-related intangibles            7.9           9.5          17.4          18.8
              Restructuring and impairments                             49.7           --           60.1           3.6
              Purchased in process research & development                --            --             --           1.7
                                                                  ----------    ----------    ----------    ----------
                Total operating expenses                               388.8         333.0         740.6         660.1
                                                                  ----------    ----------    ----------    ----------

Operating income (loss)                                                (41.7)         27.5         (42.4)         37.3
Interest expense, net                                                   19.5          25.5          37.9          51.6
Other expense, net                                                      23.4          22.1          23.4           1.6
                                                                  ----------    ----------    ----------    ----------
Loss before income taxes                                               (84.6)        (20.1)       (103.7)        (15.9)
Benefit for income taxes                                               (20.8)         (7.1)        (22.3)         (5.6)
                                                                  ----------    ----------    ----------    ----------
Net loss                                                          $    (63.8)   $    (13.0)   $    (81.4)   $    (10.3)
                                                                  ==========    ==========    ==========    ==========
Net loss per common share:
              Basic                                               $    (0.54)  $     (0.12)  $     (0.69)  $     (0.10)
                                                                  ==========    ==========    ==========    ==========
              Diluted                                             $    (0.54)  $     (0.12)  $     (0.69)  $     (0.10)
                                                                  ==========    ==========    ==========    ==========
Weighted average common shares:

              Basic                                                    117.3         106.9         117.3         103.7
                                                                  ==========    ==========    ==========    ==========
              Diluted                                                  117.3         106.9         117.3         103.7
                                                                  ==========    ==========    ==========    ==========

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                                 BALANCE SHEETS
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                                                  June 29,    December 29,
                                                                    2003          2002
                                                                 -----------  ------------
                                     ASSETS

Current assets:
      Cash and cash equivalents                                  $    562.3    $    618.3
      Short-term marketable securities                                  3.1           2.0
      Receivables, net                                                157.4         150.6
      Inventories                                                     206.8         208.8
      Other current assets                                             42.5          40.6
                                                                 ----------    ----------
                  Total current assets                                972.1       1,020.3

Property, plant and equipment, net                                    629.8         660.9
Intangible assets, net                                                421.2         438.5
Long-term marketable securities                                        49.1          30.4
Other assets                                                          168.7         138.0
                                                                 ----------    ----------
                  Total assets                                   $  2,240.9    $  2,288.1
                                                                 ==========    ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Current portion of long-term debt                          $      3.3    $      0.4
      Accounts payable                                                111.1         113.7
      Accrued expenses and other current liabilities                  127.0          92.8
                                                                 ----------    ----------
                  Total current liabilities                           241.4         206.9

Long-term debt, less current portion                                  849.4         852.8
Other liabilities                                                      14.2          13.2
                                                                 ----------    ----------
                  Total liabilities                                 1,105.0       1,072.9

Total stockholders' equity                                          1,135.9       1,215.2
                                                                 ----------    ----------
                  Total liabilities and stockholders' equity     $  2,240.9    $  2,288.1
                                                                 ==========    ==========

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.
                            STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                                                        Six Months Ended
                                                                    -----------------------
                                                                     June 29,     June 30,
                                                                       2003         2002
                                                                    ----------   ----------
Cash flows from operating activities:
Net loss                                                            $   (81.4)   $   (10.3)
         Adjustments to reconcile net loss to cash provided
         by operating activities:
         Depreciation and amortization                                   92.4         82.9
         Restructuring and impairments, net of cash expended             52.5          0.9
         Purchased in-process research and development                     --          1.7
         Other                                                          (19.8)       (20.4)
         Changes in operating assets and liabilities, net
               of acquisitions                                            1.5        (30.4)
                                                                    ---------    ---------
               Cash provided by operating activities                     45.2         24.4
                                                                    ---------    ---------

Cash flows from investing activities:
         Capital expenditures                                           (72.4)       (57.8)
         Acquisitions and divestitures, net of cash acquired               --         23.9
         Purchase of marketable securities                              (74.7)          --
         Sale of marketable securities                                   54.5           --
         Other                                                           (0.6)        (1.7)
                                                                    ---------    ---------
                Cash used in investing activities                       (93.2)       (35.6)
                                                                    ---------    ---------

Cash flows from financing activities:
         Repayment of long-term debt                                   (300.5)      (285.3)
         Issuance of long-term debt                                     300.0           --
         Proceeds from issuance of common stock and
                from exercise of stock options, net                       3.6        408.0
         Other                                                          (11.1)        (2.5)
                                                                    ---------    ---------
               Cash provided by (used in) financing activities           (8.0)       120.2
                                                                    ---------    ---------

Net change in cash and cash equivalents                                 (56.0)       109.0
Cash and cash equivalents at beginning of period                        618.3        504.4
                                                                    ---------    ---------
Cash and cash equivalents at end of period                          $   562.3    $   613.4
                                                                    =========    =========